Exhibit 10.4

SALE AND PURCHASE AGREEMENT

between

CREDENCE SYSTEMS CORPORATION,

as Seller,

and

NRFC MILPITAS HOLDINGS, LLC

as Purchaser

PREMISES:

Credence Systems Corporate Headquarters

1355 and 1421 California Circle,

Milpitas, California 95035

Dated as of January 31, 2007

EXHIBITS
Exhibit 1	Form of Grant Deed
Exhibit 2	Form of Bill of Sale
Exhibit 3	Form of Assignment of Miscellaneous Property
Exhibit 4	Form of Seller’s Representation Certificate
Exhibit 5	Form of Purchaser’s Representation Certificate
Exhibit 6	Form of Credence Lease
Exhibit 7	Form of SNDA
Exhibit 8	Form of Tenant Estoppel
Exhibit 9	Form of Declaration Estoppel

i

SCHEDULES
Schedule 1.1.5	Excluded Personal Property
Schedule A	Description of Land
Schedule B	Permitted Exceptions
Schedule 9.3.4	Existing Property Litigation
Schedule 10.4	Existing Insurance

ii

SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT (this “Agreement”) dated this 31st day of January, 2007, entered into by and between CREDENCE SYSTEMS CORPORATION, a Delaware corporation having an address at 1355 and 1421 California Circle, Milpitas, California 95035 (herein called “Seller”), and NRFC MILPITAS HOLDINGS, LLC, having an address c/o NorthStar Realty Finance Corp., 527 Madison Avenue, New York, New York 10022 (herein called “Purchaser”).

R E C I T A L S:

A. Seller is the owner of the Property (as defined below).

B. Upon, subject to, and in accordance with, the provisions of this Agreement, (i) Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property, and (ii) Purchaser, as landlord, and Seller, as tenant, desire to enter into the Credence Lease (as defined below) simultaneously with such sale and purchase.

A G R E E M E N T:

The parties hereto, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

1. Certain Definitions; Sale-Purchase of Property

1.1. Property-Related Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

1.1.1 “Land” shall mean the land described in Schedule A hereto, which land is designated as Assessor’s Parcel Numbers 022-38-007 and 022-38-022, and known by the street address of 1355 and 1421 California Circle, Milpitas, California, together with (i) all easements, grants of right, licenses, privileges and other agreements for the benefit of or appurtenant to such land, (ii) all mineral, oil, gas and riparian rights and all water, sewer and other utility rights for the benefit of or appurtenant to such land, and (iii) any and all other interests appurtenant to such land.

1.1.2 “Improvements” shall mean, collectively, the buildings and other improvements located upon the Land (including all “Equipment”, as that term is defined in the Credence Lease).

1.1.3 “Premises” shall mean, collectively, the Land and the Improvements.

1.1.4 “Personal Property” shall mean the furniture, furnishings, fixtures, equipment and other items of tangible personal property (if any) located in or upon, and used in connection with the ownership, operation, management and/or maintenance of, the Premises, exclusive of the Excluded Personal Property.

1.1.5 “Excluded Personal Property” shall mean the personal property described on Schedule 1.1.5 annexed hereto.

1.1.6 “Lease” shall mean any lease, license, other written agreement granting any rights of occupancy, or any oral tenancies, with respect to the Premises or any portion thereof.

1.1.7 “Property Contracts” shall mean any contract involving the operation, management and/or maintenance of the Property, including (i) any management, agency or brokerage agreement, (ii) any union or other employment agreement, and/or (iii) any other service, supply, maintenance or similar contract.

1.1.8 “Miscellaneous Property” shall mean, collectively, the following: (a) any certificates, licenses or permits issued by a Governmental Authority (as defined below) authorizing any use or operation of the Premises or any portion thereof, as the same may be in effect from time to time; (b) any guaranties and warranties issued with respect to the Premises or any portion thereof, as the same may be in effect from time to time; (c) any books, records, files, plans, reports, surveys, studies and similar materials with respect to the Land or Improvements, and any name, trademark, service mark or logo (and all goodwill associated therewith) pertaining to the Land or Improvements; and (d) any other intangible property pertaining to the Premises.

1.1.9 “Credence Lease” shall mean the lease between Purchaser (or its assignee or designee), as landlord, and Seller, as tenant, the form of which lease is annexed hereto as Exhibit 6; provided, however, that if Purchaser’s lender reasonably requests any modifications to such form of lease, then such modifications shall be so made provided that (i) such modification(s) do not adversely affect any of Tenant’s rights or obligations under the Credence Lease, and (ii) Landlord reimburses Tenant for Tenant’s reasonable out-of-pocket costs incurred in connection with its review and negotiation of such modification(s) including reasonable attorneys’ fees.

1.1.10 “Letter of Credit” shall mean the letter of credit required to be furnished by Seller pursuant to Section 4 of the Credence Lease.

1.1.11 “SNDA” shall mean a subordination, non-disturbance and attornment agreement contemplated by Section 16(f) of the Credence Lease in substantially the form annexed hereto as Exhibit 7 (with such commercially reasonable changes as may be requested by Purchaser’s lender and reasonably agreed to by Seller).

1.2. General Definitions.

1.2.1 “Business Days” shall mean all days except Saturdays, Sundays and the days observed as public holidays by the Federal government or the State of California.

1.2.2 “Closing Statement” shall mean a statement agreed to and executed by Seller and Purchaser at the Closing, showing the Purchase Price and any adjustments thereto.

1.2.3 “Contract Period” shall mean the period commencing on the Effective Date and ending upon the earlier to occur of (i) the Closing, or (ii) the termination of this Agreement.

1.2.4 “Effective Date” shall mean the first date on which this Agreement has been executed and delivered by both Seller and Purchaser and a copy thereof delivered to Escrow Holder pursuant to Section 4.1 hereof.

1.2.5 “Governmental Authority” shall mean any governmental authority (including any Federal, State, City or County governmental authority or quasi-governmental authority, or any political subdivision of any thereof, or any agency, department, commission, board or instrumentality of any thereof) having jurisdiction over the matter in question.

1.2.6 ““Legal Requirements” shall mean all applicable laws, statutes and ordinances, and all orders, rules, regulations, interpretations, directives and requirements of any Governmental Authority.

In addition, as used in this Agreement, (i) the terms “herein” “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement as a whole, and not to any particular Section, unless expressly so stated, (ii) the term “including”, whenever used herein, shall mean “including without limitation”, except in those instances where it is expressly provided otherwise, and (iii) the term “person” shall mean a natural person, a partnership, a corporation, a limited liability company, and/or any other form of business or legal association or entity.

1.3. Upon, subject to, and in accordance with terms and conditions of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the following (collectively, the “Property”): (i) the Premises, (ii) the Personal Property, and (iii) all of Seller’s right, title and interest in the Miscellaneous Property.

2. Purchaser’s Due Diligence, Etc.

2.1. Purchaser, throughout the Contract Period, shall have the right to conduct such inspections, studies, examinations and investigations of, or with respect to, the Property and/or any facts, circumstances and matters relating to the Property (collectively, “Due Diligence”) as it deems necessary or appropriate in connection with its prospective purchase of the Property hereunder (all Due Diligence actually conducted by Purchaser is herein collectively called “Purchaser’s Due Diligence”), in respect of which, the following provisions shall apply:

2.1.1 Within three (3) Business Day after the execution hereof, Seller (to the extent it has not already done so) shall deliver to Purchaser copies of all governmental reports and notices, environmental reports, soils tests, building plans, surveys, engineering reports and any other documents pertaining to the Property and within Seller’s possession (or the possession of the managing agent for the Property). In addition, Seller, throughout the Contract Period, shall (promptly after a request therefor) provide Purchaser with copies of, or otherwise make reasonably available to Purchaser, such other documentation relating to the Property and/or the ownership, operation, management, leasing and/or maintenance thereof as Purchaser shall reasonably request in connection with its Due Diligence, to the extent in Seller’s possession (or the possession of the managing agent for the Property).

2.1.2 Seller, prior to the Due Diligence Deadline Date (as defined in Section 2.2 below), shall afford Purchaser (and its representatives and consultants) reasonable access to the Premises, at agreed upon times and after reasonable notice to Seller, for reasonable and customary inspections, studies, examinations and investigations of, or regarding, the physical condition (including environmental condition) or state of repair of the Property (collectively, “Property Investigations”); provided, however, that Purchaser, in performing any Property Investigation, shall comply with any and all applicable Legal Requirements. Purchaser shall keep the Property free and clear of any mechanic’s liens arising out of Purchaser’s entry on the Property.

2.1.3 Prior to any entry upon the Property by Purchaser or Purchaser’s agents, contractors, subcontractors or employees, Purchaser shall deliver to Seller evidence that Purchaser is carrying a policy of commercial general public liability insurance (including contractual liability), with a financially responsible insurance company reasonably acceptable to Seller, with a combined single limit of not less than $2,000,000 per occurrence for bodily injury and property damage, insuring against any injuries or damages to persons or property that may result from Purchaser’s entry upon the Premises, and Purchaser’s activities in connection with any Property Investigations. The term Purchaser as used in this Section 2.1.3 shall include Purchaser’s agents, contractors, subcontractors and employees.

2.1.4 Purchaser shall protect, indemnify, defend (with counsel selected by Purchaser’s insurer or other counsel reasonably acceptable to Seller) and hold Seller and Seller’s officers, directors and employees, free and harmless from and against any and all claims, damages, liens, stop notices, liabilities, losses, costs and expenses, to the extent arising or resulting from (i) Purchaser’s entry and/or activities upon the Property and inspection and testing, including, without limitation, any claims arising from injuries to person or property, of any nature whatsoever, reasonable attorneys’ fees and court costs (if Purchaser does not defend such claim), (ii) the costs of repairing damage caused to any portion of the Property by Purchaser or its representatives and (iii) the enforcement of this Agreement of indemnity; provided, however, that Purchaser shall have no obligations or liabilities under this Section 2.1.4 with respect to any property damage, liens, liabilities, demands, actions, causes of action, suits, claims, losses, damages, costs, expenses that result or arise from the mere discovery or disclosure of, or the unintentional exacerbation of, an existing condition at the Property. The provisions of this Section 2.1.4 shall survive the Closing or termination of this Agreement.

2.1.5 No invasive testing or boring shall be done without prior written notification to Seller and Seller’s written permission of the same, which Seller may withhold in its reasonable discretion, provided that Purchaser may conduct soil tests in accordance with this Section 2.1.5. Notwithstanding any other provision of this Agreement, not less than three (3) calendar days prior to commencing any such invasive investigations or inspections, Purchaser shall submit to Seller for review and approval a work plan (the “Work Plan”) describing any and all proposed invasive work to be conducted on the Property by Purchaser or Purchaser’s authorized representatives (such as the collection of soil or groundwater samples or similar tests involving the penetration of the surface or subsurface of the Property) and any other invasive testing for environmental or structural considerations or otherwise, (all hereinafter the “Work”), and shall secure any permits required for such Work. It shall be reasonable for Seller to withhold its consent to any proposed Work Plan that does not require Purchaser and/or Purchaser’s representatives to carry the insurance required in Section 2.1.3 above. In addition, Seller, in its reasonable discretion, shall have the right to request in writing modifications to the Work Plan within two (2) Business Days of its receipt thereof. Seller’s failure to request in writing modifications in the Work Plan within said two (2) Business Day period shall be deemed Seller’s approval of the Work Plan. If Purchaser and Seller are unable to agree upon the scope and content of the Work Plan, Purchaser may terminate this Agreement in the manner provided below. Purchaser shall not commence the Work prior to obtaining Seller written approval of the Work Plan. Any material modification of, or material deviation from, the approved Work Plan shall require Seller’s prior written consent (not to be unreasonably withheld). Seller shall have the right to be present during Work on the Property, and, at Seller’s request, Purchaser shall provide Seller with split samples of all samples taken for testing. Promptly following completion of the Work, Purchaser shall, at Purchaser’s sole cost and expense, remove from the Property any and all wastes or drill cuttings generated from its activities and restore the Property to the condition as it existed immediately prior to Purchaser’s entry to the Property, to the extent reasonably practicable. Purchaser shall use reasonable care and consideration in connection with any of the Work.

2.1.6 Purchaser shall deliver to Seller copies of all applications and other documents delivered to or received from any public agency in connection with the Property simultaneously with so delivering or receiving such documents. Upon any termination of this Agreement, Purchaser shall likewise deliver to Seller copies of all Phase I, Phase II or other environmental reports or documents of any kind whatsoever (excluding appraisals and similar documents) pertaining to the Property ordered by or on behalf of Purchaser from a third party.

2.2. If, as a result of its Due Diligence performed prior to the Due Diligence Deadline Date (as defined below) or otherwise, Purchaser determines, in its sole and absolute discretion (and for any or no reason), that the Property is not a suitable investment for its purposes, then

Purchaser shall have the right to terminate this Agreement by giving Seller written notice thereof on or before 5:00 p.m. (California time) on the Due Diligence Deadline Date, TIME BEING OF THE ESSENCE. The “Due Diligence Deadline Date” shall mean the date that is 28 days after the Effective Date (or if such 28th day is not a Business Day, then the next succeeding Business Day). If Purchaser exercises such right under this Section 2.2 to so terminate this Agreement, then this Agreement shall automatically terminate upon the giving of such notice, whereupon (i) the Deposit Monies (as defined below) shall be paid over to Purchaser within one Business Day after the giving of such notice, and (ii) Seller and Purchaser shall have no further rights or obligations hereunder, except with respect to the provisions hereof which by their terms expressly survive the termination hereof.

3. Purchase Price

3.1. The purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property is THIRTY MILLION and 00/100 ($30,000,000.00) DOLLARS, which shall be payable in the manner provided for in Section 3.2 hereof.

3.2. The Purchase Price shall be payable by Purchaser as follows:

3.2.1 Within five Business Days after the execution and delivery of this Agreement, Purchaser, as a contract deposit, shall pay the sum of $500,000.00 (the “Deposit”) to Chicago Title Company , 675 North First Street, San Jose, CA 95112, Attention: Sharon LaFountain (Tel: 408-993-2306; email: lafountains@ctt.com) (the “Escrow Holder”), by wire transfer or by delivery of Purchaser’s good and sufficient check in the amount thereof. The Deposit shall be held by the Escrow Holder pursuant to Section 3.3 hereof.

3.2.2 At the Closing, the balance of the Purchase Price (the “Balance”) shall be paid to Seller either by (i) certified or bank check to Seller, or (ii) wire transfer of immediately available funds to an account that Seller shall designate for such purpose (which designation shall set forth the wiring instructions therefor, and be received by Escrow Holder not less than one (1) Business Day prior to the Closing).

3.3. The Deposit delivered by Purchaser to Escrow Holder in accordance with the provisions of Section 3.2.1 hereof, together with any interest earned thereon (the Deposit and such interest being herein collectively called the “Deposit Monies”) shall be held, paid over and/or applied by Escrow Holder in accordance with the following:

3.3.1 Escrow Holder shall hold the Deposit Monies in an interest-bearing bank account (or as otherwise agreed in writing by Seller, Purchaser and Escrow Holder). The party receiving the Deposit Monies shall pay any income taxes on the interest portion. For purposes thereof, the tax identification number of Seller is 94-2878499, and the tax identification number of Purchaser is                     .

3.3.2 Any and all interest on the Deposit shall be credited against the Balance at the Closing.

3.3.3 If this Agreement is terminated pursuant to Section 2.2 above, then the Deposit Monies shall be paid over to Purchaser within one Business Day after the effective date of such termination. If this Agreement is not terminated pursuant to Section 2.2 above, then (except as otherwise provided in this Agreement, including in Section 4.4 and Section 11.2 below) the Deposit Monies shall become non-refundable after the Due Diligence Deadline Date.

3.3.4 Upon Closing, the Deposit Monies shall be paid by Escrow Holder to Seller.

3.3.5 If, for any reason, the Closing does not occur, then Escrow Holder shall continue to hold the Deposit Monies until otherwise directed by joint written instructions from Seller and Purchaser or a final judgment of a court having jurisdiction. Escrow Holder, however, shall have the right at any time to deposit the Deposit Monies with the clerk of any court of competent jurisdiction. Escrow Holder shall give written notice of such deposit to Seller and Purchaser. Upon such deposit and notice, Escrow Holder shall be relieved and discharged of all further obligations and responsibilities hereunder.

3.3.6 The parties acknowledge that Escrow Holder (i) is acting solely as a stakeholder at their request and for their convenience, (ii) shall not be deemed to be the agent of either of the parties and (iii) shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, willful disregard of this Agreement or involving gross negligence. Seller and Purchaser shall jointly and severally indemnify and hold Escrow Holder harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with the performance of Escrow Holder’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Holder in bad faith, willful disregard of this Agreement or involving gross negligence on the part of Escrow Holder.

3.3.7 Escrow Holder has acknowledged agreement to the foregoing provisions of this Section 3.3 by signing in the place indicated on the signature page of this Agreement.

4. Closing Date; Conditions Precedent

4.1. The consummation of the sale and purchase of the Property as contemplated hereby (the “Closing”) shall take place on the Scheduled Closing Date (as defined below). The date upon which the Closing shall actually occur being herein called the “Closing Date”. The Closing shall take place through a customary escrow arrangement, with Escrow Holder acting as Escrow Holder in connection therewith. Accordingly, when this Agreement or counterparts hereof shall have been executed by Seller and Purchaser, and delivered to Escrow Holder, it shall constitute Escrow Holder’s escrow instructions. Any standard form escrow instructions submitted by Escrow Holder or any other clarification or addition to the instructions contained herein shall, when executed by Purchaser and Seller, constitute additional escrow instructions. In the event of any conflict between such additional instructions and this Agreement, the terms of this Agreement shall prevail.

4.2. The “Scheduled Closing Date” shall mean the date that is 30 days after the Due Diligence Deadline Date (or if such date is not a Business Day, then the next succeeding Business Day); provided, however, that Purchaser shall have the right from time to time to postpone the then Scheduled Closing Date to a date no later than March 31, 2007. TIME SHALL BE OF THE ESSENCE with respect to Purchaser’s and Seller’s obligation to close on the Scheduled Closing Date, subject only to any right of adjournment specifically and expressly granted to Purchaser (as provided for in the immediately preceding sentence) or Seller in this Agreement. Upon request of Purchaser (given no later than February 21, 2007), Seller shall use diligent, good faith efforts to effectuate the Closing on February 28, 2007.

4.3. Notwithstanding anything to the contrary contained herein, Seller’s obligation to close the purchase and sale of the Property as contemplated hereunder is conditioned upon full and complete satisfaction, or the written waiver signed by Seller, of each and all of the following conditions precedent:

4.3.1 This Agreement shall be in full force and effect and no event or condition shall exist that would entitle Seller to terminate this Agreement pursuant to any other express provision hereof;

4.3.2 Purchaser shall have fully satisfied and complied with all of Purchaser’s Closing obligations under Section 5.1.2 below; and

4.3.3 All of the representations and warranties of Purchaser contained in Article 9 of this Agreement shall be true and correct in all material respects as of the Closing Date, as if first made on and as of the Closing Date.

4.3.4 There shall not have been instituted or pending any action or proceeding by any person (other than Seller or an affiliate thereof) before any court or governmental authority seeking to restrain or prohibit the transactions contemplated by this Agreement.

4.4. Notwithstanding anything to the contrary contained herein, Purchaser’s obligation to close the purchase and sale of the Property as contemplated hereunder is conditioned upon full and complete satisfaction, or the written waiver signed by Purchaser, of each and all of the following conditions precedent:

4.4.1 This Agreement shall be in full force and effect, and no event or condition shall exist that would entitle Purchaser to terminate this Agreement pursuant to any other provision hereof;

4.4.2 Seller shall have fully satisfied and complied with all of Seller’s Closing obligations under Section 5.1.1 below;

4.4.3 All of the representations and warranties of Seller contained in Article 9 of this Agreement shall be true and correct in all material respects (except where such representations and warranties already contain a “materiality” qualifier, in which cases such representations and warranties shall be true and correct in all respects) as of the Closing Date, as if first made on and as of the Closing Date;

4.4.4 There shall not have been instituted or pending any action or proceeding by any person (other than Purchaser or an affiliate thereof) before any court or governmental authority seeking to restrain or prohibit the transactions contemplated by this Agreement;

4.4.5 Title Insurer (as defined below) shall be prepared, and irrevocably committed, to issue an extended coverage ALTA Owners Title Insurance Policy (“Purchaser’s Title Insurance Policy”) that (i) is in the form customarily used for similar transactions in California, (ii) is in at least the face amount of the Purchase Price, (iii) shows fee title to the Property to be vested of record in Purchaser, (iv) provides for no Title Exceptions (as defined below) other than the Permitted Exceptions (as defined below), and (v) is otherwise in a form reasonably acceptable to Purchaser; and

4.4.6 With respect to the Declaration (as defined on Schedule B annexed hereto), Seller shall have obtained and delivered to Purchaser an estoppel certificate (the “Declaration Estoppel”), substantially in the form of Exhibit 9 annexed hereto, that is (i) addressed to Purchaser, (ii) executed and delivered by the Approving Agent (as defined in the Declaration), and (iii) contains no factual information that is inconsistent, in an adverse respect, with the factual information contained on Exhibit 9 annexed hereto; provided, however, that if, as of the then Scheduled Closing Date, Seller fails to obtain the Declaration Estoppel then (x) at Closing, Seller shall execute and deliver to Purchaser an estoppel certificate, substantially in the form of Exhibit 9, in favor of Purchaser, and (y) if such estoppel certificate as so executed by Seller otherwise satisfies the criteria of this Section 4.4.6, then this Section 4.4.6 shall be deemed satisfied.

4.4.7 All of the insurance required by Section 11 of the Credence Lease shall have been obtained by Seller and shall be in full force and effect.

Without limiting Purchaser’s remedies under Section 11.2 below, if, as of the then Scheduled Closing Date, any of the conditions set forth in this Section 4.4 are not satisfied for any reason other than Purchaser’s breach or default of this Agreement, then Purchaser (in its sole discretion) may elect to (i) waive such failure of condition and proceed to the Closing or (ii) terminate this Agreement by written notice to Seller, in which case, on the next business day, the Deposit Monies shall be refunded to Purchaser.

5. Closing Documents and Costs

5.1. Closing Documents and Deliveries:

5.1.1 On or prior to the then Scheduled Closing Date, Seller shall deliver or cause to be delivered to Escrow Holder the following items:

(A) One fully-executed and acknowledged Grant Deed, in the form attached hereto as Exhibit 1 (the “Grant Deed”) (and in recordable form), conveying the Premises to Purchaser free of all Title Exceptions other than the Permitted Exceptions;

(B) Two counterparts of a Bill of Sale, in the form attached hereto as Exhibit 2 (the “Bill of Sale”), conveying the Personal Property to Purchaser free of all Title Exceptions other than the Permitted Exceptions, duly executed by Seller;

(C) Two assignment instruments, in the form of Exhibit 3 hereto (the “Miscellaneous Property Assignment”), providing for the assignment to Purchaser of all Seller’s right, title and interest to the Miscellaneous Property, duly executed by Seller;

(D) Four counterparts of the Credence Lease, duly executed by Seller;

(E) A Certificate of Non-Foreign Status duly executed by Seller certifying that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, together with California Form 593-W duly executed by Seller (collectively, the “Certificates”);

(F) Two counterparts of Seller’s Representation Certificate (as defined below), duly executed by Seller;

(G) The original Letter of Credit;

(H) Two counterparts of an estoppel certificate with respect to the Credence Lease, substantially in the form of Exhibit 8 annexed hereto (with such commercially reasonable changes as may be requested by Purchaser’s lender and reasonably agreed to by Seller), duly executed by Seller (the “TEC”);

(I) Reasonable evidence of Seller’s authority to consummate the transactions contemplated hereby (including the execution of the Credence Lease);

(J) One counterpart of the Closing Statement, duly executed by Seller;

(K) Four counterparts of the SNDA, duly executed by Seller; and

(L) Any and all other documents or other items which (i) are required by this Agreement (or by any Legal Requirement) to be executed, acknowledged and/or delivered by Seller at the Closing, or (ii) reasonably requested by Title Insurer to be executed and/or delivered.

5.1.2 On or prior to the then Scheduled Closing Date, Purchaser shall deliver or cause to be delivered to Escrow Holder the following items:

(A) the Balance (subject to Section 3.3.2 above);

(B) Four counterparts of the Credence Lease, duly executed by Purchaser;

(C) Two counterparts of Purchaser’s Representation Certificate (as defined below), duly executed by Purchaser;

(D) Reasonable evidence of Purchaser’s authority to consummate the transactions contemplated hereby (including the execution of the Credence Lease);

(E) One counterpart of the Closing Statement, duly executed by Purchaser; and

(F) Any and all other documents or other items which (i) are required by this Agreement (or by any Legal Requirement) to be executed, acknowledged and/or delivered by Purchaser at the Closing, or (ii) reasonably requested by Title Insurer to be executed and/or delivered.

5.1.1 If and when Purchaser and Seller have deposited into escrow all the documents, funds and other items required by this Agreement, Escrow Holder shall, on the then Scheduled Closing Date:

(A) Deliver to Purchaser: (i) the Grant Deed by causing it to be recorded in the Official Records of the County in which the Property is located (provided that the documentary transfer tax will be indicated on a separate statement which will not be recorded pursuant to Revenue and Taxation Code §11932) and immediately upon recording delivering to Purchaser a conformed copy of the Grant Deed; (ii) two original, fully-executed counterparts of Credence Lease; (iii) two original, fully executed counterpart of the Bill of Sale, the Miscellaneous Property Assignment, the TEC, the SNDA and the Seller’s Representation Certificate; (iv) the original Letter of Credit; (v) one original, fully-executed counterpart of each of the Certificates and of the Closing Statement; (vi) any funds deposited by Purchaser, and any interest earned thereon, in excess of the amount required to be paid by Purchaser hereunder; (vii) the Purchaser’s Title Insurance Policy; and (viii) such other documents and items received by Escrow Holder and required to be delivered to Purchaser at Closing pursuant to this Agreement.

(B) Deliver to Seller: (i) the Balance, after satisfying the closing costs, prorations and adjustments to be paid by Seller pursuant to this Agreement; (ii) two original, fully-executed counterparts of Credence Lease and the SNDA; (iii) two original, fully executed counterpart of the Purchaser’s Representation Certificate; (iv) one original, fully-executed counterpart of the Closing Statement; and (v) such other documents and items received by Escrow Holder and required to be delivered to Seller at Closing pursuant to this Agreement.

5.2. Closing Costs.

5.2.1 Seller shall pay (i) one-half of Escrow Holder’s escrow fee, (ii) Escrow Holder’s customary charges to sellers for document drafting, recording and miscellaneous charges, (iii) all documentary transfer stamps and taxes, and (iv) the premium for Purchaser’s Title Insurance Policy (exclusive of the cost of any endorsements to such title insurance policy, the cost of which endorsements shall be paid by Purchaser).

5.2.2 Purchaser shall pay (a) one-half of Escrow Holder’s escrow fee, (b) the cost of any endorsements to Purchaser’s Title Insurance Policy, (c) if Purchaser elects to update the Existing Survey, any costs of such update, and (d) any title insurance premiums for Purchaser’s lender’s policy of title insurance and/or any charges for title endorsements requested by such lender.

5.2.3 The foregoing provisions of this Section notwithstanding, should this Agreement be terminated, Purchaser and Seller shall each pay one-half of the cost of the escrow cancellation fees and other amounts due Escrow Holder; provided, however, that should this escrow be terminated as a result of the default by one of the parties hereto, the defaulting party shall pay the entire amount of the cancellation fees and other amounts due Escrow Holder and the non-defaulting party shall have no liability therefor. Except as otherwise provided in Section 11.4 hereof, Purchaser and Seller shall each pay their own attorneys’ fees in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby.

5.2.4 Each of Seller and Purchaser hereby represent and warrant to the other that it has not dealt with any broker or finder in connection with the sale and purchase of the Property from Seller to Purchaser, other than Cornish & Carey Commercial (the “Broker”). Each party agrees that it shall defend, indemnify and hold harmless the other party from and against any claim for a commission, fee or other compensation by reason of the sale and purchase of the Property hereunder (including all costs and expenses associated with such claim, including reasonable attorneys’ fees), made by any broker or other person (other than the Broker) with whom such party has dealt and the other party has not dealt. Seller shall pay the Broker its commission in connection with the Closing pursuant to a separate written agreement between Purchaser and the Broker. This Section 5.2.4 shall survive the termination of this Agreement.

6. Apportionments

Because this is a sale-leaseback transaction, there will be no apportionment of Property income or Property expenses at Closing.

7. Title Requirements

7.1. For purposes of this Agreement, the following terms shall have the meanings indicated below:

7.1.1 “Title Exception” shall mean any lien, easement, restrictive covenant, condition, limitation, right-of-way, exception, lis pendens, or other encumbrance or burden (including encroachments and other matters of survey) that constitutes an exception or qualification to marketable fee title to the Premises.

7.1.2 “Permitted Exceptions” shall mean the Title Exceptions listed in Schedule B hereto and the following in existence on the date hereof: (i) easements apparent upon visual inspection; (ii) set back lines; (iii) encroachments; (iv) assessments and current taxes of record, and (v) zoning regulations..

7.1.3 “Title Insurer” shall mean Chicago Title Insurance Company.

7.2. At the Closing, Seller shall convey, and Purchaser shall accept, such title to the Premises that the Title Insurer shall be willing at Closing to insure under an ALTA extended owner’s policy (at standard rates and without any special or additional premium), free and clear of all Title Exceptions other than the Permitted Exceptions. The willingness to issue or issuance by the Title Insurer of Purchaser’s Title Insurance Policy that satisfies the criteria of Section 4.4.5 above shall be conclusive evidence that Seller has complied with the obligation to convey good and marketable title to the Property.

7.3. Seller shall deliver to Purchaser within five (5) Business Days following the Effective Date a title report (the “Preliminary Title Report”) with respect to the Premises, issued within the last 30 days by Title Insurer, together with complete and legible copies of all Title Exception documents referred to in the Title Report. Seller shall also provide to Purchaser the existing ALTA survey (the “Existing Survey”) relating to the Premises. Purchaser shall have the right to update the Existing Survey at Purchaser’s sole cost and expense.

7.4. Seller shall have the following obligations with respect to discharging, at or prior to the Closing, Title Exceptions that are set forth in the Title Report (or in any updates or continuations thereof, or supplements thereto) and are not Permitted Exceptions (each such Title Exception being herein called a “Title Objection”):

7.4.1 Seller shall be obligated to discharge the following Title Objections (collectively, the “Required Discharge Objections”) at or prior to the Closing: (i) any Title Objection which is which is a mortgage or other lien encumbering the Premises or which otherwise can be discharged by the payment of a liquidated sum of money; and (ii) any other Title Objection that is created or permitted by Seller after the date hereof.

7.4.2 With respect to all Title Objections other than Required Discharge Objections (herein called “Other Title Objections”), Purchaser shall have a period of ten Business Days after delivery of the Preliminary Title Report or any update or continuation thereof (or, if later, ten Business Days after the Effective Date) in which to object to any Other Title Objections reflected therein (it being understood that Seller shall be obligated to discharge all Required Discharge Objections whether or not Purchaser objects thereto). Seller may elect to undertake to use good faith efforts to remove any Other Title Objections prior to the Closing Date, by giving notice to Purchaser within five (5) calendar days after delivery to Seller of Purchaser’s objections thereto. If Seller does not so notify Purchaser within such five (5) calendar day period, Purchaser may, by notice to Seller given within two (2) Business Days after expiration of the previous five (5) calendar day period, either (1) proceed with the purchase and waive the Other Title Objections in question, or (2) to terminate this Agreement and receive back the Deposit Monies made by Purchaser. Failure of Purchaser to so notify Seller within said two (2) Business Day period as to its election shall be deemed an election to go forward and waive its objections to the Other Title Objections in question. Notwithstanding anything to the contrary in this Agreement, Purchaser’s failure to terminate this Agreement on or prior to the Due Diligence Deadline Date shall be deemed approval by Purchaser of all Other Title Objections reflected in the Preliminary Title Report; provided, however, if Purchaser has objected to any Other Title Objections prior to the Due Diligence Deadline Date, and Seller in accordance with the foregoing provisions hereof has agreed to cure (or use good faith efforts to cure) such Other Title Objections prior to Closing, then Purchaser may terminate this Agreement in the event Seller is not able, or refuses, to cure such Other Title Objections prior to Closing, in which event the Deposit Monies shall be returned to Purchaser. Notwithstanding anything to the contrary in this Section 7.4.2, Seller shall be required to deliver (at or prior to Closing) such title affidavits and similar instruments as are necessary to cause the Title Insurer to omit the so-called “standard exceptions” from Purchaser’s Title Policy (whether or not Purchaser objects thereto).

7.4.3 Without limiting the foregoing, Seller, at the Closing, shall (i) deliver, or cause to be delivered, to the Title Insurer one or more customary owner title affidavits, as requested by the Title Insurer, and (ii) provide the Title Insurer with any reasonably requested evidence of the due authorization, execution and delivery of the Grant Deed and other documents and instruments to be executed by Seller at the Closing pursuant to this Agreement.

7.4.4 Seller shall have the right, by written notice to Purchaser given at least 5 Business Days prior to the then Scheduled Closing Date, to postpone the then Scheduled Closing Date for up to 10 days (in the aggregate) for the purposes of discharging, or using reasonable efforts to discharge, any Title Objections. Any such postponement shall be to a Business Day.

7.4.5 For all purposes hereof, a Title Objection shall be deemed “Discharged” only if the Title Insurer shall be willing to omit (for no additional premium to Purchaser) such Title Objection as an exception to Purchaser’s title insurance coverage with respect to the Premises. Seller, at its option, may use a portion(s) of the Balance to discharge any Title Objection(s).

8. Property Condition

8.1. At the Closing, Purchaser shall accept the Premises in its “AS IS” “WHERE IS” condition existing as of the date hereof (subject to reasonable wear and tear occurring between the date hereof and the Closing), subject, however, to all the other terms and conditions of this Agreement (and with the understanding that nothing in this Article 8 shall in any way affect Seller’s obligations and liabilities under the Credence Lease).

8.2. Without limiting the generality of the foregoing (and with the understanding that nothing in this Article 8 shall in any way affect Seller’s obligations and liabilities under the Credence Lease, including its obligations and liabilities under the Credence Lease with respect to Hazardous Substances (as defined below)), Purchaser hereby expressly waives and relinquishes any and all rights and remedies Purchaser may now or hereafter have against Seller, whether known or unknown, with respect to any past, present or future presence or existence of “Hazardous Substances” (as herein defined) on, under or about the Property or with respect to any past, present or future violations of any rules, regulations or laws, now or hereafter enacted, regulating or governing the use, handling, storage or disposal of Hazardous Substances, including, without limitation (except as otherwise provided in the Credence Lease), (i) any and all rights Purchaser may now or hereafter have to seek contribution from Seller under section 113(f)(i) of the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 USCA §9613), as the same may be further amended or replaced by any similar law, rule or regulation, (ii) any and all rights Purchaser may now or thereafter have against Seller under the Carpenter Presley-Tanner Hazardous Substance Account Act (California Health and Safety Code, Section 25300 et seq.), as the same may be further amended or replaced by any similar law, rule or regulation, and (iii) any and all claims, whether known or unknown, now or hereafter existing, with respect to the Property under Section 107 of CERCLA (42 USCA §9607). As used herein, the term “Hazardous Substance(s)” includes, without limitation, any hazardous or toxic materials, substances or wastes, such as (A) those materials identified in Sections 66680 through 66685 and Administrative Code, Division 4, Chapter 30, as amended from time to time, (B) those materials defined in Section 25501(j) of the California Health and Safety Code, (C) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any local governmental authority, any agency of the State of California or any agency of the United States Government, (D) asbestos, (E) petroleum and petroleum based products, (F) urea formaldehyde foam insulation, (G) polychlorinated biphenyls (PCBs), and (H) Freon and other chlorofluorocarbons.

PURCHASER HEREBY ACKNOWLEDGES THAT IT HAS READ AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 (“SECTION 1542”), WHICH IS SET FORTH BELOW:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

BY INITIALING BELOW, PURCHASER HEREBY WAIVES THE PROVISIONS OF SECTION 1542 SOLELY IN CONNECTION WITH THE MATTERS WHICH ARE THE SUBJECT OF THE FOREGOING WAIVERS AND RELEASES IN THIS SECTION 8.2:

Purchaser’s Initials

The waivers and releases by Purchaser herein contained shall survive the Close of Escrow and the recordation of the Grant Deed and shall not be deemed merged in to the Grant Deed upon recordation. FOR AVOIDANCE OF DOUBT, NOTHING IN THIS ARTICLE 8 SHALL IN ANY MANNER WHATSOEVER LIMIT, QUALIFY, MODIFY, NULLIFY OR OTHERWISE AFFECT (I) ANY OBLIGATION OR LIABILITY OF SELLER (OR ANY OF ITS SUCCESSORS OR ASSIGNS) UNDER THE CREDENCE LEASE, INCLUDING ANY SUCH OBLIGATION OR LIABILITY WITH RESPECT TO HAZARDOUS SUBSTANCES, OR (II) ANY OF SELLER’S EXPRESS REPRESENTATIONS, WARRANTIES OR COVENANTS UNDER THIS AGREEMENT OR ANY OF PURCHASER’S RIGHTS HEREUNDER

9. Representations and Warranties

9.1. Purchaser hereby represents and warrants to Seller that (i) Purchaser has full power and authority to enter into this Agreement, to purchase the Property from Seller (and enter into the Credence Lease) as contemplated by this Agreement and otherwise perform its obligations under this Agreement, (ii) no approval or consent not heretofore obtained is required for Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, (iii) Purchaser is not the subject of any pending voluntary or involuntary proceedings under any bankruptcy or insolvency laws (whether federal, state or otherwise). Purchaser also represents and warrants to Seller that neither Purchaser nor any person or entity holding any controlling interest whatsoever in it (whether directly or indirectly), is named on any list of persons, entities, and governments issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (“Executive Order 13224”), as in effect on the date hereof, or any similar list issued by OFAC or any other department or agency of the United States of America (collectively, the “OFAC Lists”), or is included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or otherwise associated with any of the persons or entities referred to or described in any OFAC Lists, (iv) neither the execution of this Agreement by Purchaser nor the consummation of any of the transactions contemplated hereby will result in a breach or default of any agreement to which Purchaser or any affiliate thereof is a party, and (v) Purchaser is indirectly controlled by NorthStar Realty Finance Corp.

9.2. Seller hereby represents and warrants to Purchaser that (i) it has full power and authority to enter into this Agreement, to convey the Property to Purchaser (and enter into the Credence Lease) as contemplated by this Agreement and otherwise perform its obligations under this Agreement, (ii) no approval or consent not heretofore obtained is required for Seller to enter into this Agreement and to consummate the transactions contemplated hereby, (iii) it is not the subject of any pending voluntary or involuntary proceedings under any bankruptcy or insolvency laws (whether federal, state or otherwise), and (iv) neither the execution of this Agreement by Seller nor the consummation of any of the transactions contemplated hereby will result in a breach or default of any agreement to which Seller or any affiliate thereof is a party.

9.3. Seller hereby represents and warrants to Purchaser that:

9.3.1 There are no Leases in effect as of the date hereof and no third party otherwise has or is claiming any tenancy or occupancy rights with respect to the Property or any portion thereof.

9.3.2 There are no Property Contracts in effect as of the date hereof that will be binding on Purchaser or the Property after the Closing unless Purchaser (in its sole discretion) has agreed to assume such Property Contract(s) in writing.

9.3.3 Seller has no employees who, by reason of any governmental regulations, employment contract or any other reason, would become employees of Purchaser as a result of the purchase of the Property by Purchaser.

9.3.4 Except as provided on Schedule 9.3.4 hereto, there is no current, pending or (to the best knowledge of Seller) threatened litigation, arbitration, action, hearing, union grievance or any other proceeding or claim (each, a “Proceeding”) involving, pertaining to or affecting Seller (other than those unrelated to the Property or the transactions contemplated hereby) or the Property (or any portion or aspect thereof); all prior Proceedings involving, affecting or pertaining to the Property (or any aspect or portion thereof) have been terminated and are final beyond all right of appeal; and there are no obligations to be performed by, or restrictions imposed on, the owner of the Property pursuant to any judgment, ruling, order or decree (however characterized).

9.3.5 Without limiting the generality of Section 9.3.4 above, (i) there are no pending applications or proceedings commenced by Seller (or, to Seller’s actual knowledge, by any other person or entity) before any governmental (or quasi-governmental) authority, department or agency with respect to the Property (including any tax certiorari proceedings, tax reduction proceedings or similar proceedings), (ii) there are no pending condemnation or eminent domain proceedings which might result in a taking of any portion of the Premises, and Seller has not received any notice from any Governmental Authority regarding any potential such proceedings, and (iii) there are no commitments to or agreements with any governmental authority or agency (federal, state or local) affecting the Property which have not been disclosed by Seller to Purchaser. The Premises are separately assessed by the applicable Governmental Authorities for taxing purposes, and Seller has received no notice and has no knowledge of any unconfirmed or pending assessments against the Premises.

9.3.6 Except for the Permitted Exceptions, there are no agreements with respect to the Property that will be binding on Purchaser or the Property after the Closing.

9.3.7 Seller has not received any written notice from a Governmental Authority claiming that (and Seller is not otherwise aware that) the Premises are in violation of any Legal Requirements. Without limiting the generality of the foregoing, (i) to Seller’s knowledge, neither the Premises nor the current use thereof is in violation of any applicable zoning laws, ordinances or regulations pertaining thereto, (ii) Seller has made no application for variances, special permits or rezoning of the Premises, and (iii) Seller has heretofore obtained all licenses, permits, consents, and authorizations to Seller’s knowledge required by any Governmental Authority in connection with the construction, use and/or operation of the Premises, and all such licenses, permits, consents, and authorizations are in full force and effect.

9.3.8 Without limiting the generality of Section 9.3.7 above, Seller has not received any written notice from a Governmental Authority claiming that (and Seller is not otherwise aware that) the Premises are in violation of any Legal Requirements (collectively, “Environmental Laws”) relating to Hazardous Substances. Seller has heretofore delivered to Purchaser true, correct and complete copies of all environmental reports pertaining to the Property that are within the possession or control of Seller; and, except as set forth in such reports, Seller is not aware of any Hazardous Substances located in, on or beneath the Land or Improvements, and to Seller’s actual knowledge, there are no underground storage tanks beneath the Land.

9.3.9 Except for Purchaser pursuant to this Agreement, no person has any right or option to purchase the Property or any portion thereof.

9.3.10 To Seller’s actual knowledge, there are no violations, defaults or breaches of any covenants, conditions, restrictions, easements or similar instruments that encumber the Premises or any portion thereof.

9.3.11 Seller is not a “foreign person” within the meaning of the applicable provisions of the Internal Revenue Code of 1986 as amended.

9.3.12 Neither Seller nor any person or entity holding any controlling interest whatsoever in it (whether directly or indirectly), is named on any list of persons, entities, and governments issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (“Executive Order 13224”), as in effect on the date hereof, or any similar list issued by OFAC or any other department or agency of the United States of America (collectively, the “OFAC Lists”), or is included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or otherwise associated with any of the persons or entities referred to or described in any OFAC Lists.

9.3.13 All materials and labor heretofore supplied or performed in connection with the construction of, or any subsequent work to, the Premises have been paid for in full.

9.3.14 Seller has not received any written notice from any insurance carrier, any municipal department or board of fire underwriters requesting or requiring any work to be performed at the Premises which has not been performed. To Seller’s actual knowledge, Seller is not aware of any material defects with respect to the roof or the structural, mechanical, electrical, HVAC, fire detection and/or other systems of the Premises.

9.3.15 The Designated Representative (as defined below) is the representative of Seller who, in the normal course of business, would be kept informed of all material issues relating to the Property and the ownership, operation, maintenance, management, and leasing thereof.

As used in herein, the phrase “to Seller’s actual knowledge” or any phrase referring to Seller’s knowledge shall mean the actual knowledge of John Batty, Senior Vice President and Chief Financial Officer, and Mark Hereford, Senior Director of Corporate Facilities and Real Estate (collectively, the “Designated Representative”).

9.4. (a) Seller, at the Closing, shall execute and deliver to Purchaser an instrument, in the form of Exhibit 4 annexed hereto, in which Seller shall remake, as of the Closing Date, all of the representations and warranties made by Seller in this Article 9 (such instrument being herein called “Seller’s Representation Certificate“); provided, however, that if any of such representations and warranties have changed since the Effective Date, then Seller (in Seller’s Representation Certificate) shall set forth, with specificity, such changed representations and warranties and the facts and circumstances giving rise to such changes. Such representations and warranties, as so remade and updated pursuant to Seller’s Representation Certificate, shall survive the Closing for a period of one (1) year following the Closing. If Purchaser (i) has actual knowledge of the incorrectness of any representation or warranty made by Seller in the Agreement prior to Closing, (ii) fails to notify Seller thereof prior to the Closing, and (iii) elects to proceed to Closing, then, from and after the Closing, such representation or warranty shall be deemed to be modified by such actual knowledge of Purchaser.

9.5. Purchaser, at the Closing, shall execute and deliver to Seller an instrument, in the form of Exhibit 5 annexed hereto, in which Purchaser shall remake, as of the Closing Date, all of the representations and warranties made by Purchaser in this Article 9 (such instrument being herein called “Purchaser’s Representation Certificate“); provided, however, that if any of such representations and warranties have changed since the Effective Date, then Purchaser (in Purchaser’s Representation Certificate) shall set forth, with specificity, such changed representations and warranties and the facts and circumstances giving rise to such changes. Such representations and warranties, as so remade and updated pursuant to Purchaser’s Representation Certificate, shall survive the Closing for a period of one (1) year following the Closing.

9.6. Limitation on Seller’s Liability. Purchaser represents and covenants that, except as otherwise provided in this Agreement or in the Credence Lease, Seller shall not have any liability, obligation or responsibility of any kind with respect to the following:

9.6.1 The content or accuracy of any report, study, opinion or conclusion of any soils, toxic, environmental or other engineer or other person or entity who has examined the Property or any aspect thereof;

9.6.2 The content or accuracy of any information released to Purchaser by an engineer or planner in connection with the development of the Property;

9.6.3 The availability of building or other permits or approvals for the Property by any state or local governmental bodies with jurisdiction over the Property;

9.6.4 The availability or capacity of sewer, water or other utility connections to the Property;

9.6.5 Any of the items delivered to Purchaser pursuant to Purchaser’s review of the condition of the Property; and

9.6.6 The content or accuracy of any other development or construction cost, projection, financial or marketing analysis or other information given to Purchaser or reviewed by Purchaser with respect to the Property.

The limitations of Seller’s liability and the waivers and releases by Purchaser herein contained shall survive the Closing Date and the recordation of the Grant Deed and shall not be deemed merged in to the Grant Deed upon recordation. Notwithstanding the foregoing, nothing in this Section 9.6 shall in any manner whatsoever limit, qualify, modify, nullify or otherwise affect (i) any obligation or liability of Seller (or any of its successors or assigns) under the Credence Lease, including any such obligation or liability with respect to any of the matters referenced in Sections 9.6.1 through 9.6.6, or (ii) any of Seller’s express representations, warranties or covenants under Section 9.3 of this Agreement or any of purchaser’s rights hereunder.

10. Covenants

10.1. During the Contract Period, Seller shall operate, manage and maintain the Premises in a manner that is consistent with the practices of owners and operators of comparable office buildings in the Milpitas, California, area.

10.2. During the Contract Period, Seller shall not, without the prior written consent of Purchaser (which may be granted or withheld by Purchaser in its absolute discretion): (a) enter into any Lease; (b) grant or consent to any encumbrances on the Property or any portion thereof; or (c) violate any Legal Requirement pertaining to the Property.

10.3. During the Contract Period, Seller shall not, without the prior written consent of Purchaser (which shall be granted or withheld by Purchaser in accordance with Section 10 of the Credence Lease, as if the Credence Lease were in effect at the time in question) make any material alterations, additions, improvements or changes to the Premises (except for those that Seller would be permitted to make under the Credence Lease without Purchaser’s consent).

10.4. Seller, throughout the Contract Period, shall keep any and all insurance maintained by Seller on the Property current through the Closing Date (including the insurance described on Schedule 10.4 annexed hereto).

10.5. Throughout the Contract Period, Seller shall not (i) request or consent to any variance, zoning change or similar matter affecting the Premises, or (ii) take any other actions that will cause any of its representations or warranties in Article 9 to be materially inaccurate as of the Closing Date.

10.6. Seller, throughout the Contract Period, shall (i) furnish Purchaser with copies of all notices given or received (and other material correspondence transmitted) in connection with the Property, and (ii) otherwise keep Purchaser apprised of any material developments or events with respect to the Property that Seller has knowledge of.

10.7. During the Contract Period, Seller shall use diligent, good faith efforts to obtain the Declaration Estoppel.

11. Default; Remedies; Survival

11.1. If a Purchaser Default Event (as defined below) occurs, then Seller, as its sole remedy on account thereof, may terminate this Agreement by written notice to Purchaser, whereupon Escrow Holder shall pay the Deposit Monies to Seller as liquidated damages on account of such default, and, thereafter neither party shall have any further rights or obligations hereunder, except with respect to the provisions hereof which by their terms expressly survive the termination of this Agreement. Seller and Purchaser agree that the aforesaid liquidated damages are a fair and reasonable amount to be retained by Seller as agreed and liquidated damages and shall not constitute a penalty or a forfeiture. For purposes hereof, “Purchaser Default Event” shall mean (i) a default by Purchaser in its obligation to effectuate the Closing (i.e., a material default in the performance of the obligations of Purchaser hereunder that are to be performed at, or on, the Closing or the Closing Date), (ii) any other material default by Purchaser under this Agreement that is not cured within five Business Days after Seller gives Purchaser notice thereof, or (iii) a material breach by Purchaser in (or any material inaccuracy in) any of its representations and warranties made as of the date hereof.

11.2. If a Seller Default Event (as defined below) occurs, then Purchaser may, in addition to any and all other rights and remedies it may have on account thereof (whether hereunder or at law or in equity), (1) terminate this Agreement by written notice to Seller, whereupon Escrow Holder shall immediately pay the Deposit Monies to Purchaser, or (2) pursue an action for specific performance of this Agreement by Seller. For purposes hereof, “Seller Default Event” shall mean any of (i) a default by Seller in its obligation to effectuate the Closing (i.e., a material default in the performance of the obligations of Seller hereunder which are to be performed at, on, or as of, the Closing or the Closing Date), (ii) any other material default by Seller hereunder, which such other material default is not cured by the earlier of (x) the Scheduled Closing Date, and (y) the date which is five (5) Business Days after notice of such default from Purchaser to Seller, or (iii) a material breach by Seller in (or any material inaccuracy in) any of its representations and warranties made as of the date hereof.

11.3. Except as hereinafter provided in this Section 11.3, the provisions of this Agreement shall not survive the Closing. The Closing, for this purpose, shall be deemed to have occurred upon the execution, acknowledgment and delivery of the Grant Deed by Seller, and acceptance thereof by Purchaser, and the recordation of said Grant Deed in the official records of

Santa Clara County, California. The following provisions of this Agreement shall survive the Closing: (i) the provisions of Articles 13 and 14 hereof; (ii) the representations and warranties in Article 9 hereof, but only to the extent expressly provided therein; (iii) the provisions of Section 11.4 hereof (as the same may relate to any post-Closing dispute); and (iv) any other provisions hereof that, pursuant to their express terms, survive the Closing. Nothing in this Section 11.3 shall affect the provisions of the Grant Deed or any other document or instrument delivered by either party hereto to the other at the Closing.

11.4. In the event of any dispute between Seller and Purchaser arising out of this Agreement, the successful party in any action or proceeding commenced on account of such dispute shall be entitled to recover from the other party the reasonable amount of the attorneys’ fees and expenses incurred by such party in connection with such dispute.

12. Casualty and Condemnation

12.1. If, during the Contract Period, the Premises (or any part thereof) shall be damaged or destroyed by a fire or other casualty, then the following provisions shall apply:

12.1.1 Seller, within ten (10) days after the occurrence of such fire or other casualty, shall engage an independent engineer or contractor selected by Seller and approved by Purchaser (which approval shall not be unreasonably withheld) to determine the estimated cost to repair and restore damaged or destroyed portions of the Improvements (the “Estimated Restoration Cost”), which independent engineer or contractor shall promptly deliver a statement to each of Seller and Purchaser setting forth such Estimated Restoration Cost (such statement being herein called the “ERC Statement”).

12.1.2 If, in any case, the Estimated Restoration Cost is equal to or greater than $250,000, then Purchaser, within ten (10) Business Days after the delivery of the ERC Statement, shall have the right to terminate this Agreement by written notice to Seller, whereupon (i) Escrow Holder shall pay the Deposit Monies to Purchaser, and (ii) thereafter neither party shall have any further rights or obligations hereunder, except with respect to the provisions hereof which by their terms expressly survive the termination of this Agreement.

12.1.3 If (i) Purchaser has the right to terminate this Agreement pursuant to Section 12.1.2 hereof, but does not timely exercise such right, or (ii) the Estimated Restoration Cost is less than $250,000, then this Agreement shall nevertheless remain in full force and effect, and Seller and Purchaser shall proceed to effectuate the Closing under all the terms of this Agreement, subject to the following: (A) Purchaser shall accept the Premises subject to the damage or destruction in question without any adjustment to the Purchase Price on account thereof; (B) Seller, prior to the Closing, shall diligently prosecute all available claims under its property insurance policies, but Seller shall not settle any such claims without the written consent of Purchaser; and (C) at the Closing, Seller shall (1) pay to Purchaser an amount equal to all insurance proceeds theretofore received from its insurance company under its property insurance policies on account of such damage or destruction (net of its reasonable costs of collection), plus the amount of the deductible with respect to such insurance proceeds, and (2)

assign and transfer to Purchaser all of Seller’s right, title and interest in and to any further proceeds which Seller is thereafter entitled to receive under such insurance policies covering such damage or destruction, all of which proceeds (and the deductible therefor) shall, from and after the Closing, be applied in accordance with the Credence Lease.

12.2. If, during the Contract Period, a Governmental Authority shall initiate any condemnation or eminent domain proceedings (“Taking Proceedings”) which might result in the taking of the Premises or any part thereof, then Seller shall so notify Purchaser (the “Taking Notice”), which Taking Notice shall describe the portion(s) of the Premises which will or might be taken; and the following provisions shall apply:

12.2.1 If the Taking Proceeding will or might result in the taking of any portion of the Premises, then Purchaser, within ten (10) Business Days after the delivery of the Taking Notice, shall have the right to terminate this Agreement by written notice to Seller, whereupon (i) Escrow Holder shall pay the Deposit Monies to Purchaser, and (ii) thereafter neither party shall have any further rights or obligations hereunder, except with respect to the provisions hereof which by their terms expressly survive the termination of this Agreement.

12.2.2 If Purchaser has the right to terminate this Agreement pursuant to Section 12.2.1 hereof, but does not timely exercise such right, then this Agreement shall nevertheless remain in full force and effect, and Seller and Purchaser shall proceed to effectuate the Closing under all the terms of this Agreement, subject to the following: (i) Purchaser shall accept the Premises subject to the Taking Proceedings without any adjustment to the Purchase Price on account thereof; (ii) Seller, prior to the Closing, shall, at no cost to it, apply for any and all claims for any condemnation award on account of such Taking Proceedings (but Seller shall not settle any such claims without the written consent of Purchaser); and (iii) Seller, at the Closing, shall (x) pay to Purchaser an amount equal to any condemnation award theretofore received by Seller on account of such Taking Proceedings (net of its reasonable costs of collection), and (y) assign and transfer to Purchaser all of Seller’s right, title and interest in and to any condemnation award which may thereafter be paid on account of such Taking Proceedings, which award (from and after the Closing) shall be applied in accordance with the terms of the Credence Lease.

13. Notices

13.1. Any notice, demand or other communication (each, a “Notice”) that is given or rendered pursuant to this Agreement by either Seller or Purchaser to the other party, shall be (i) given or rendered in writing, (ii) addressed to the other party at its required address(es) for notices delivered to it as set forth below, and (iii) delivered via either (x) hand delivery, (y) nationally recognized overnight courier service (e.g., Federal Express, Express Mail), or (z) facsimile copier. Each party may, from time to time, designate an additional or substitute required address(es) for notices delivered to it (provided, that such designation must be made by notice given in accordance with this Section). Any such notice that is sent by facsimile copier as aforesaid shall be deemed given at the time and on the date of machine transmittal provided same is sent by the sender prior to 4:00 p.m. (California time) on a Business Day (if sent later, then notice shall be deemed given on the next Business Day) provided that such facsimile shall be followed by a notice given by another permitted method; any such notice given by another permitted described above shall be deemed given or rendered, and effective for purposes of this Agreement, as of the date actually delivered to the other party at such address(es) (whether or not the same is then received by other party due to a change of address of which no notice was given, or any rejection or refusal to accept delivery). Notices from either party (to the other) may be given or rendered by its counsel.

13.2. Subject to the foregoing, the required address(es) of each party for notices delivered to it is (are) as set forth below.

If to Seller:	Credence Systems Corporation
1421 California Circle
Milpitas, California 95035
Attention: Sr. Director, Corporate Facilities and Real Estate
Fax no.: 408-635-4884

with a copy to:	Credence Systems Corporation
5975 NW Pinefarm Place
Hillsboro, OR 97124
Attention: Contracts/Legal
Fax: 503-466-7239

and

Hopkins & Carley
70 S. First Street
San Jose, CA 95113
Attention: Garth Pickett
Fax: 408-938-6249

If to Purchaser:	c/o NorthStar Realty Finance Corp.
527 Madison Avenue
New York, New York 10022
Attention: Daniel Raffe, Executive Vice President
Fax no.: 212-319-8802

with a copy to:	NorthStar Realty Finance Corp.
527 Madison Avenue
New York, New York 10022
Attention: Al Tylis, General Counsel
Fax no.: 212-202-4103

and

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
Attention: Bradford B. Lavender
Fax no.: 212-541-1471

14. Miscellaneous

14.1. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

14.2. In addition to the obligations required to be performed hereunder by Seller and/or Purchaser at or prior to the Closing, each party hereto, from and after the Closing, shall execute, acknowledge and/or deliver such other instruments, as may reasonably be requested by the other party hereto in order to effectuate the purposes of this Agreement; provided, however, that this sentence shall not obligate either party hereto to execute, acknowledge or deliver any instrument which would or might impose upon such party any additional liability or obligations (beyond that imposed upon on it under the documents delivered, or required to be delivered, by such party at the Closing, and the provisions of this Agreement which survive the Closing).

14.3. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign this Agreement without the other party’s prior written consent and the original Purchaser named herein shall remain liable under this Agreement; provided, however, that Purchaser shall have the one-time right to assign this Agreement to an affiliated entity provided that NorthStar Realty Finance Corp. shall have at least 25% equity interest in such affiliated entity

14.4. Nothing in this Agreement is intended or shall be construed to confer upon or to give to any person, firm or corporation other than the parties hereto any right, remedy or claim under or by reason of this Agreement.

14.5. This Agreement sets forth the entire agreement between Seller and Purchaser relating to the transactions contemplated hereby, and, accordingly, all other prior agreements or understandings relating to the subject matter hereof (whether oral or written) are hereby superseded.

14.6. This Agreement may not be amended or modified, except by a written instrument to such effect signed by the party to be charged.

14.7. Except as expressly provided herein to the contrary, (i) no delay or omission by either party in exercising a right or remedy shall exhaust or impair such right or remedy or constitute a waiver of, or acquiescence in, any breach or default by the other party, (ii) a single or partial exercise of a right or remedy by either party shall not preclude a further exercise thereof, or the exercise of another right or remedy, by such party, and (iii) no waiver by either party of a breach or default of any provision(s) hereof by the other party shall be deemed a waiver of any other breach or default by such other party (whether of the same or other provisions hereof).

14.8. The captions of the individual Articles and Sections are for convenience of reference only and shall not affect the construction to be given any provision hereof.

14.9. Escrow Holder is hereby designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045 4 and any instructions or settlement statement prepared by Escrow Holder shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Holder shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.

14.10. EACH PARTY TO THIS AGREEMENT ADMITS, ACKNOWLEDGES AND REPRESENTS THAT THEY HAVE HAD THE OPPORTUNITY TO CONSULT WITH AND BE REPRESENTED BY INDEPENDENT COUNSEL OF SUCH PARTIES’ CHOICE IN CONNECTION WITH THE NEGOTIATION, EXECUTION AND AMENDMENT OF THIS AGREEMENT. EACH PARTY FURTHER ADMITS, ACKNOWLEDGES AND REPRESENTS THAT THEY HAVE NOT RELIED ON ANY REPRESENTATION OR STATEMENT MADE BY ANY OF THE ATTORNEYS AND REPRESENTATIVES OF THE OTHER PARTY WITH REGARD TO THE SUBJECT MATTER, BASIS, OR EFFECT OF THIS AGREEMENT.

14.11. Neither Purchaser nor Seller shall make any press release or public announcement related to this Agreement to third parties, before or after the Closing Date, without the specific prior written consent of the other (not to be unreasonably withheld), except for such disclosures required by law or to the parties’ lenders, creditors, partners, members, officers, directors, employees, agents, brokers, consultants, attorneys, accountants, and exchange facilitators and as required to comply with applicable laws and rules of any exchange upon which a party’s shares maybe traded. Seller’s obligations under this Section 14.11 shall terminate upon the termination of this Agreement (other than by the Closing). Purchaser’s obligations under this Section 14.11 shall survive the termination of this Agreement (other than by the Closing). Seller’s and Purchaser’s obligations under this Section 14.11 shall survive the Closing.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Seller:

CREDENCE SYSTEMS CORPORATION

By:	/s/ John Batty
Name:	John Batty
Title:	Senior Vice President and CFO

Purchaser:

NRFC MILPITAS HOLDINGS, LLC

By:	/s/ Dan Raffe
Name:	Dan Raffe
Title:	Executive Vice President

SIGNATURE OF ESCROW HOLDER:

The undersigned, Chicago Title Company, being the Escrow Holder as herein-above defined in this Agreement, hereby acknowledges its receipt of the Deposit, by Purchaser’s check subject to collection, and its agreement to act as Escrow Holder hereunder pursuant to this Agreement.

EXHIBIT 1

Form of Grant Deed

(See Attached)

Exhibit 1- Page 1

EXHIBIT 2

Form of Bill of Sale

(See Attached)

Exhibit 2 - Page 1

EXHIBIT 3

Form of Assignment of Miscellaneous Property

(See Attached)

Exhibit 3 - Page 1

EXHIBIT 4

Form of Seller’s Representation Certificate

(See Attached)

Exhibit 4 - Page 1

EXHIBIT 5

Form of Purchaser’s Representation Certificate

(See Attached)

Exhibit 5 - Page 1

EXHIBIT 6

Form of Credence Lease

(See Attached)

Exhibit 6 - Page 1

EXHIBIT 7

Form of SNDA

(See Attached)

Exhibit 7 - Page 1

EXHIBIT 8

Form of Tenant Estoppel

(See Attached)

Exhibit 8 - Page 1

EXHIBIT 9

Form of Declaration Estoppel

(See Attached)

Exhibit 9 - Page 1

SCHEDULE 1.1.5

Excluded Personal Property

(See Attached)

Schedule 1.1.5 - Page 1

SCHEDULE A

Description of Land

(See Attached)

Schedule A - Page 1

SCHEDULE B

Permitted Exceptions1/

(See Attached)

1/	Permitted Exceptions do not include matters crossed-out on the pages that follow.

Schedule B - Page 1

SCHEDULE 9.3.4

Existing Property Litigation

NONE

Schedule 9.3.4 - Page 1

SCHEDULE 10.4

Existing Insurance

(See Attached)

Schedule 10.4 - Page 1